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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8, of Indus International, Inc. of our reports, dated May 13, 2003 with respect to the consolidated financial statements of Indus International, Inc. included in its Transition Report (Form 10-K) for the three month period ended March 31, 2003, and May 14, 2003, with respect to the combined financial statements of Global Energy and Utility Solutions for the year ended September 30, 2002 included in the Current Report (Form 8-K/A) dated March 5, 2003, both filed with the Securities and Exchange Commission.


/s/Ernst & Young LLP


Atlanta, Georgia
January 30, 2004